Exhibit 5.2

December 21, 2016

Plug Power, Inc.

968 Albany Shaker Road

Latham, New York 12110

Re:   Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-214737) (as amended or supplemented, the “Registration Statement”) filed on November 21, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Plug Power, Inc., a Delaware corporation (the “Company”) of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on December 9, 2016. Reference is made to our opinion letter dated December 8, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 20, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 18,500 shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”) and (ii) warrants (the “Warrants”) to purchase up to 7,381,500 shares of Common Stock (the “Warrant Shares”). The Preferred Shares and Warrants are being sold to the underwriter named in, and pursuant to, an underwriting agreement between the Company and such underwriter (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that:

1.              The Preferred Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.              Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Preferred Shares are converted into Common Stock, the Company’s Common Stock issuable upon conversion of the Preferred Shares, when and if issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation of Rights, Preferences and Privileges of Series D Convertible Preferred Stock filed on December 20, 2016, will be validly issued, fully paid and non-assessable.

3.              The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the terms of the Warrants, will be valid and binding obligations of the Company.

4.              Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 3 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP